EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8 No. 333-0000) and related Prospectus of Fresh Del Monte Produce Inc. related to the 2011 Omnibus Share Incentive Plan for the registration of 3,000,000 shares of its Ordinary Shares and to the incorporation by reference therein of our reports dated March 1, 2011, with respect to the consolidated financial statements and schedule of Fresh Del Monte Produce Inc., and the effectiveness of internal control over financial reporting of Fresh Del Monte Produce Inc., included in its Annual Report (Form 10-K) for the period ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP Certified Public Accountants

Miami, Florida
July 29, 2011